EXHIBIT 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc. servicing the Asia-Pacific region, today announced financial results for the quarter ended March 31, 2018.

Financial Highlights Q3, 2017-18

●	Revenues increased to PKR 1,288 million compared to PKR 977 million in corresponding quarter of last fiscal year

●	Gross profit increased to PKR 721 million compared to PKR 326 million in the corresponding period

●	Company posted a net profit of PKR 617 million compared to 62 million last year

Revenues for the quarter ended March 31, 2018 increased to PKR 1,288 million compared with PKR 977 million in same quarter of last year. The increase in current quarter’s revenues is primarily due to increase in change requests and customization requirements from different customers as well as implementation of NFS Ascent at couple of customer sites, resulting in more services revenue compared to the corresponding quarter. Gross profit of the company increased to PKR 721 million compared to PKR 326 million in the comparative quarter of last fiscal year. The increase in gross profit is the combination of both increase in revenues as well as decrease in the cost of sales. The company posted a net profit of PKR 617 million or a profit of PKR 6.87 per diluted share in comparison of PKR 62 million or PKR 0.68 per diluted share in the same quarter of fiscal 2017.